Exhibit 19.1

CONSTELLATION BRANDS, INC.
CORPORATE POLICY

TITLE OF POLICY: Insider Trading Policy
REVISED DATE: April 9, 2025	ISSUED BY: Vice President, Associate General Counsel, Legal
POLICY CONTACTS: [****]	POLICY NUMBER: N/A
SCOPE: This Policy applies to all employees, officers, and members of the Board of Directors of the Company and to family members (as defined herein), other members of a person’s household, and entities controlled by a person covered by this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

PURPOSE: This Policy sets forth requirements related to safeguarding material nonpublic information, compliance with securities laws and regulations applicable to trading or recommending trading in securities while in possession of material nonpublic information or disclosing such material nonpublic information to third parties, and trading restrictions related to Company Securities as well as the securities of certain other publicly traded companies.

Contents
1.		PURPOSE:	2

2.		SCOPE:	2

3.		RESPONSIBILITY:	2

4.		DEFINITIONS:	3

5.		POLICY:	5

	5.1	SAFEGUARDING MATERIAL NONPUBLIC INFORMATION	5

	5.2	NO TRADING ON THE BASIS OF MATERIAL NONPUBLIC INFORMATION	5

	5.3	ADDITIONAL RESTRICTIONS AND EXCEPTIONS	6

6.		TRANSACTIONS UNDER COMPANY PLANS AND RULE 10b5-1 TRADING PLANS:	9

7.		POST-TERMINATION TRANSACTIONS:	12

8.		POLICY COMPLIANCE:	12

9.		APPROVED BY:	12

10.		POLICY CONTACT:	13

1.PURPOSE:
The Board of Directors (the “Board”) of Constellation Brands, Inc. has adopted this Insider Trading Policy to set forth requirements related to safeguarding material nonpublic information, compliance with securities laws and regulations applicable to trading or recommending trading in securities while in possession of material nonpublic information or disclosing such material nonpublic information to third parties, and trading restrictions related to Company Securities as well as the securities of certain other publicly traded companies.

This Policy is designed to make you aware:

•of what constitutes material nonpublic information of Constellation Brands, Inc., its subsidiaries, and affiliates (collectively, the “Company”) and why it needs to be safeguarded;

•that federal and state law requires that you abstain from trading in Company Securities while you are in possession of material information concerning the Company that is not publicly known, and that you refrain from disclosing such nonpublic information to third parties who may trade on the basis of that information; and

•that failure to observe this Policy could lead to serious adverse consequences for both the Company and you (including substantial monetary liability, criminal penalties, and disciplinary measures up to termination of employment).

2.SCOPE:
This Policy applies to all employees, officers, and members of the Board (“Directors”) of the Company (collectively, “Insiders”). As described in Section 5.2, this Policy also applies to Family Members, other members of a person’s household, and entities controlled by a person covered by this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

3.RESPONSIBILITY:
Each Insider is responsible for complying with this Policy and for making sure that any Family Member, household member, or entity whose transactions are subject to this Policy also comply with this Policy.

In all cases, the ultimate responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. Any action on the part of the Company, the Compliance Officer, the Legal Counsel, the Corporate Legal Team, or any other Insider pursuant to this Policy (or otherwise), including with respect to any request for pre-clearance pursuant to Section 5.3 or Section 6, does not in any way constitute legal advice.

Compliance with this Policy, while designed to minimize the risk of an alleged possible violation of applicable securities laws, is not in any way an assurance by the Company that a transaction will not violate or will not be alleged to violate such securities laws and does not insulate you from liability under such securities laws.

The Company has appointed a compliance officer (the “Compliance Officer”) and a legal counsel (the “Legal Counsel”) from the Company’s corporate legal team (the “Corporate Legal Team”) to help implement, administer, and enforce this Policy. All questions regarding this Policy should be directed to the Legal Counsel. Until further notice, the Compliance Officer, the Legal Counsel, and the Corporate Legal Team members are:

Compliance Officer:
[****]

Legal Counsel:
[****]

Corporate Legal Team
[****]

[****]

[****]

To help ensure compliance with this Policy and all applicable laws, an Insider may review any proposed transaction subject to this Policy with the Legal Counsel.

Upon approval of the Compliance Officer and the Chief Legal Officer, non‑substantive modifications to this Policy (including, without limitation, substitution of the individuals named in the Policy) may be made without prior approval of the Board.

4.DEFINITIONS:
Company Securities – Any securities issued by or related to the Company, including the Company’s common stock or any other type of securities that the Company may issue, including, but not limited to, debt securities, preferred stock, convertible debentures, and warrants, as well as third-party derivative securities of the Company, which may include, among others, puts, calls, or other derivatives.

ESPP – The Company’s 1989 Employee Stock Purchase Plan.

Exchange Act – The Securities Exchange Act of 1934, as amended.

Family Member - Your spouse, partner, financially dependent children, or other members of your immediate family with whom you share a household (including children living at college for a portion of the year, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws) or to whose support you contribute or whose investments you directly or indirectly control.

Material information - Any information that a reasonable investor would consider important in arriving at a decision to buy, sell, or hold the securities of a company and/or would view its disclosure as significantly altering the total mix of information otherwise made available. Either positive or negative information may be material. Information that could reasonably be expected to significantly affect a company’s stock price should be considered material.

Nonpublic information - Information that is not generally known to the public. For nonpublic information to become public information, it must be broadly disseminated by the Company on a non-exclusionary basis through recognized channels of distribution to reach the securities marketplace, such as through press releases, ﬁlings with the SEC that are available on the SEC’s website, or other means. By contrast, information would likely not be considered broadly disseminated if it is available only to the Company’s employees or a select group of securities analysts, brokers, or institutional investors. Because the Company is widely followed by securities market participants, the Company believes material information is absorbed by the marketplace within one full trading after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply related to absorption of information by the marketplace following the release of specific material nonpublic information.

Examples of the types of events which would likely generate material nonpublic information and require disclosure to the public before you and the other persons described above could trade in or recommend Company Securities would include but not be limited to the following:

•annual and quarterly earnings results;
•significant financial or operating forecasts, including changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•significant proposed acquisitions, mergers, joint ventures, investments, or divestitures;
•pending or threatened significant litigation or government investigations, or the resolution of such litigation or investigation;
•significant cybersecurity incidents;
•authorization by the Company’s Board of a new stock repurchase program;
•significant changes in dividend policy; or
•bankruptcy or insolvency proceedings, or severe financial liquidity problems.

The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

SEC - The U.S. Securities and Exchange Commission.

Section 16 Officers - Officers of the Company who are subject to the reporting requirements of Section 16 of the Exchange Act.

Other Definitions

Term	Defined in Section
Anti-Pledging Policy	5.3
Board	1
Company	1
Compliance Officer	3
Corporate Legal Team	3
Director	2
Insider	2
Legal Counsel	3
Quarterly Blackout Period	5.3
Restricted Person	5.3
Rule 10b5-1 Trading Plan	6
Special Blackout Period	5.3

5.POLICY:
5.1 SAFEGUARDING MATERIAL NONPUBLIC INFORMATION

Unauthorized disclosure of material nonpublic information relating to the Company may be harmful to the Company and in some cases could result in liability for the Company and you.

No Insider shall disclose material nonpublic information about the Company to any person outside the Company, except when disclosure is authorized or legally mandated.

5.2 NO TRADING ON THE BASIS OF MATERIAL NONPUBLIC INFORMATION

Federal and state securities laws make it unlawful for any person to transact, including trading or recommending trading, in securities on the basis of material nonpublic information. It is the Company's policy to require stringent avoidance of the fraudulent misuses of material nonpublic information.

Fraudulent misuse of material nonpublic information includes transacting in Company Securities on the basis of such information for your own account or for that of a relative or anyone else. Fraudulent misuse also includes “tipping” such information to anyone or using it as a basis for recommending the purchase or sale of Company Securities.

Trading on Material Nonpublic Information. No Insider, while in possession of material nonpublic information relevant to the business or affairs of the Company, shall: (i) purchase or sell, or recommend or direct the purchase or sale of, any securities of the Company for their own account, any account in which the Insider has a direct or indirect beneficial interest (including the accounts of Family Members) or the account of any other person or entity, or (ii) disclose or “tip” any such information to any other person.

In addition, as a result of or in connection with your position, you may become aware of material nonpublic information about other publicly traded companies with which the Company has a business relationship, such as (i) vendors, distributors, retailers, suppliers, and contractors with which the Company does business, (ii) companies that the Company might acquire, or (iii) companies in which the Company might invest. If you are in possession of any material nonpublic information concerning another publicly traded company with which the Company has a business relationship that was obtained as a result of or in connection with your position with the Company, the foregoing rules apply, and you must not trade in the securities of the other company or disclose or “tip” any such information until after such information has been disclosed to the public or is no longer material.

This prohibition against insider trading applies at all times regardless of whether or not (i) the material nonpublic information in your possession is a basis for your transaction or (ii) you are subject to the additional restrictions set forth in this Policy.

Family Members. This Policy also applies to your Family Members (whether or not living in your household) as well as to others living in your household. Since trading by Family Members in Company Securities while you are in possession of material nonpublic information may result in alleged possible violations of applicable securities laws for them and for you, your Family Members should also abstain from trading in Company Securities except in accordance with the policies set forth above. Accordingly, you are responsible for making sure that such individuals comply with this Policy.

Entities You Control. This Policy applies to any entities that you directly or indirectly control, including any corporations, limited liability companies, partnerships, including limited partnerships, or trusts, and transactions by these controlled entities should be treated for purposes of this Policy and the applicable securities laws as if they were for your own account.

5.3 ADDITIONAL RESTRICTIONS AND EXCEPTIONS
The Company has established additional procedures as described below to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid any appearance of impropriety.

Designation of Certain Insiders Subject to Additional Restrictions. Until further notice, the following persons are designated Insiders of the Company who are subject to the additional restrictions set forth below, as indicated (individually, a “Restricted Person”):

•each member of the Board (including non-employees); and
•other designated employees (including designated officers), contractors, or consultants of the Company, as advised in writing by the Compliance Officer.

Open Trading Windows and Quarterly Blackout Periods for Restricted Persons. In addition to the general restrictions contained in this Section 5.3, no Restricted Person shall purchase or sell any Company Securities for their own account or any account in which they have a direct or indirect beneficial interest (including the accounts of Family Members) during a “Quarterly Blackout Period” beginning at the close of market on the 10th day prior to the end of each fiscal quarter and ending after one full trading day has elapsed following the public release of the Company’s earnings results for that quarter. If the 10th day prior to the end of a fiscal quarter is not a trading day, the “Quarterly Blackout Period” will begin at the close of market on the first preceding date on which the New York Stock Exchange is open and the Company’s Class A Common Stock is actively traded for the date. This means that, subject to the other restrictions in this Policy, Restricted Persons may only conduct transactions in Company Securities during the “open trading window” beginning at the commencement of trading on the trading day immediately following the public release of the Company’s quarterly or year-end financial results (assuming such financial results were made available before trading commenced on the New York Stock Exchange on the prior trading day) and ending at the close of market on the 10th day prior to the end of the fiscal quarter.

For example, if the Company’s quarterly financial results press release is issued before the commencement of trading on the New York Stock Exchange on a Thursday (which is a trading day), a Restricted Person may trade in Company Securities starting on Friday of that week because one full trading day would have elapsed by that time (i.e., all of Thursday). If the Company’s quarterly financial results press release is issued after the commencement of trading on a Thursday, a Restricted Person may not trade in Company Securities until Monday of the following week (assuming it is a trading day).

Open trading windows are not “safe harbors” that ensure compliance with securities laws. Insiders remain responsible for their trades and should use good judgment at all times.

Event-Specific Special Blackout Periods. When deemed advisable by the Compliance Officer or the Chief Legal Officer, a “Special Blackout Period” may be designated and any Insider (including a Restricted Person) that is determined to potentially have knowledge of certain confidential information may be notified of being temporarily restricted from trading in Company Securities. During a Special Blackout Period, no designated Insider subject to such blackout period shall purchase or sell any Company Securities for their own account or any account in which they have a direct or indirect beneficial interest (including the accounts of Family Members). This provision does not negate the general restriction set forth above regarding Quarterly Blackout Periods for Restricted Persons and is an additional restriction that may be placed on any Insider in certain circumstances. In addition, Insiders who are either aware of or subject to any Special Blackout Period should treat as confidential the existence of a Special Blackout Period and may not disclose to any other persons, either inside or outside of the Company, that a Special Blackout Period has been designated.

Pre-Clearance Procedures. Section 16 Officers and Directors may not engage in any transaction in Company Securities, including but not limited to purchases, sales, and bona fide gifts, without first obtaining pre-clearance from the Corporate Legal Team. A pre-clearance request needs to be submitted to the Corporate Legal Team prior to the intended transaction. The Corporate Legal Team will evaluate the pre-clearance request and will advise if any additional pre-clearance or other procedures or information applicable to the request is required.

If a pre-clearance request is approved, it will be valid only for the time period specified by the Corporate Legal Team, which is typically a period of five trading days following receipt of pre-clearance (or such shorter period until a Quarterly Blackout Period commences). If the transaction order is not placed and executed within such approved time period, the individual may not engage in such transaction and a pre-clearance request for the transaction must be resubmitted to the Corporate Legal Team. Under no circumstances may an individual trade while in possession of material nonpublic information about the Company, even if pre-cleared by the Corporate Legal Team. Thus, if you become aware of material nonpublic information after receiving pre-clearance, but before the transaction order has been placed, you must cease such pre-cleared transaction.

If a pre-clearance request for a transaction is denied, then you should refrain from initiating any transaction in Company Securities and the fact of such denial should be treated as confidential information and should not be disclosed to any person unless authorized by the Compliance Officer, the Chief Legal Officer, or the Corporate Legal Team.

The Corporate Legal Team is under no obligation to approve a transaction submitted for pre-clearance and may determine not to pre-clear a transaction, even if it would not violate applicable securities laws or a specific provision of this Policy. The approval of a pre‑clearance request is not in any way an assurance by the Company that the transaction will not violate or will not be alleged to violate such securities laws and does not insulate you from liability under applicable securities laws.

Exception for Approved Rule 10b5-1 Trading Plans. The trading restrictions in this Policy do not apply to transactions under a Rule 10b5-1 Trading Plan that has been pre-cleared by the Corporate Legal Team. See Section 6 for further information.

Limit Orders. Unless incorporated into a Rule 10b5-1 Trading Plan that has been pre-cleared by the Corporate Legal Team, Restricted Persons should not use limit orders with brokers that extend beyond any open trading window, and any open limit orders must be cancelled upon commencement of a blackout period.

Prohibition on Hedging. It is the Company’s policy that executive officers, Directors, and affiliates of the Company may not trade in third-party derivative securities of the Company. Such transactions may include, among others, writing or buying puts, calls, or other derivatives.

Anti-Pledging Policy. The Board has adopted a Policy Against Pledging Company Stock (the “Anti-Pledging Policy”) applicable to the Board and Section 16 Officers. The Anti-Pledging Policy generally prohibits pledging, hypothecating, or otherwise encumbering shares of the Company’s stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Directors nominated by WildStar Partners LLC for appointment to the Board who are Sands family members (as provided in the Anti-Pledging Policy) are not subject to the Anti-Pledging Policy and are instead subject to certain limitations on pledging set forth in the Reclassification Agreement, dated June 30, 2022, among the Company and the applicable Sands family stockholders.

Mutual Funds. Ownership in a widely held mutual fund that may hold one or more investments in Company Securities is permissible, provided that such holdings do not represent a significant portion of the holdings of such mutual fund.

Gifts of Company Securities. Except for the pre-clearance procedures specified above, bona fide gifts, including charitable donations, of Company securities are not subject to this Policy unless the Insider making such gift:

•has reason to believe that the recipient intends to sell the Company Securities while the Insider is in possession of material nonpublic information, or
•(i) is subject to the trading restrictions specified above and (ii) the sale by the recipient of the Company Securities is reasonably likely to occur during a Blackout Period.

Exceptions Approved by the Compliance Officer. In extremely limited circumstances, the Company may deem it appropriate to grant an exception from a provision of this Policy for an otherwise prohibited transaction if, prior to the transaction, the Compliance Officer determines that the transaction is not inconsistent with the purposes of this Policy. The existence of a personal financial emergency does not excuse you from compliance with this Policy and will not provide a basis for an exception to this Policy for a transaction that is inconsistent with the purposes of this Policy.

6.TRANSACTIONS UNDER COMPANY PLANS AND RULE 10b5-1 TRADING PLANS:
Stock Option Exercises. Except for the pre-clearance procedures specified in Section 5.3, this Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity plans or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply to any sale of Company stock as part of a broker-assisted cashless exercise of an option or any other sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option.

Vesting of Restricted Stock Units and Performance Stock Units. This Policy does not apply to the vesting or settlement of restricted stock units or performance stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock underlying such units to satisfy withholding requirements upon vesting and settlement. This Policy does apply to any open market sale of vested shares.

Dividend Reinvestment Plan. This Policy does not apply to purchases of the Company’s Class A Common Stock through a broker-sponsored dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on Company Securities. This Policy does apply to your enrollment or your election to increase your level of participation in a broker-sponsored dividend reinvestment plan, to voluntary purchases of Class A Common Stock resulting from additional contributions you choose to make to the broker-sponsored dividend reinvestment plan, and to any open market sale of shares acquired through a broker-sponsored dividend reinvestment plan.

Employee Stock Purchase Plan. This Policy does not apply to enrollment in the ESPP, changes to ESPP elections, waiver of participation in the next ESPP offering, withdrawal from the ESPP, or purchases of the Company’s Class A Common Stock through the ESPP. This Policy does apply to any open market sale of shares acquired through the ESPP.

Rule 10b5-1 Trading Plans. Rule 10b5-1(c) of the Exchange Act provides an affirmative defense against alleged insider trading violations of U.S. federal laws for transactions made pursuant to a trading plan that was established at a time when the individual was not in possession of material nonpublic information and that meets certain other conditions specified in the rule (a “Rule 10b5-1 Trading Plan”). Transactions made pursuant to a Rule 10b5-1 Trading Plan that complies with the requirements of Rule 10b5-1 and has been pre‑cleared in accordance with this Policy are not subject to the trading restrictions described in this Policy, even if the individual who adopted the Rule 10b5-1 Trading Plan is in possession of material nonpublic information or a Blackout Period is in effect at the time of the transaction. A Rule 10b5-1 Trading Plan must either specify the amount, pricing, and timing of transactions in advance (including by use of a formula) or delegate discretion on these matters to an independent third party. After a Rule 10b5-1 Trading Plan is adopted, the owner must act in good faith and not exercise any influence over the amount, pricing, or timing of transactions specified in such plan.

The adoption or amendment of any Rule 10b5-1 Trading Plan or “non-Rule 10b5-1 trading arrangement,” as defined in Item 408 of Regulation S-K, must be pre-cleared by the Corporate Legal Team during an open trading window. A pre-clearance request needs to be submitted to the Corporate Legal Team with respect to a Rule 10b5-1 Trading Plan or a non-Rule 10b5-1 trading arrangement prior to its adoption or amendment. The Corporate Legal Team will evaluate such pre-clearance request and will advise if any additional pre-clearance or other procedures or information applicable to the request is required.

If a pre-clearance request for a Rule 10b5-1 Trading Plan or a non-Rule 10b5-1 trading arrangement is approved, it will be valid only for the time period specified by the Corporate Legal Team, which is typically a period of five trading days following receipt of pre-clearance (or such shorter period until a Quarterly Blackout Period commences). If the Rule 10b5-1 Trading Plan or non-Rule 10b5-1 trading arrangement is not adopted or amended within such approved time period, the individual may not adopt or amend the Rule 10b5-1 Trading Plan or non-Rule 10b5-1 trading arrangement and a pre-clearance request for the Rule 10b5-1 Trading Plan or non-Rule 10b5-1 trading arrangement must be resubmitted to the Corporate Legal Team.

The Corporate Legal Team is under no obligation to approve a Rule 10b5-1 Trading Plan or non-Rule 10b5-1 trading arrangement submitted for pre-clearance and may determine not to permit such plan, even if it would not violate the applicable securities laws or a specific provision of this Policy. The approval of a pre-clearance request for a Rule 10b5-1 Trading Plan is not in any way an assurance by the Company that such plan complies with Rule 10b5-1 nor an assumption by the Company of any liability or responsibility to the plan owner or any other party if such plan does not comply with Rule 10b5-1. The Company recommends you consult your own legal counsel and tax or other advisor with respect to your use of a Rule 10b5-1 Trading Plan.

Rule 10b5-1 Trading Plans entered into by Insiders are also subject to the following:

Topic	Standards and Guidelines
No Possession of Material Nonpublic Information:	You must not be in possession of material nonpublic information about the Company or its securities at the time of adoption, modification, or termination of a Rule 10b5-1 Trading Plan
Good Faith Requirement:	The Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and you must act in good faith with respect to such plan
Representation by Directors and Section 16 Officers Regarding No Possession of Material Nonpublic Information:	A Rule 10b5-1 Trading Plan for a Director or Section 16 Officer must include a representation certifying that, on the date of plan adoption, you (i) are not aware of any material nonpublic information about the security or the Company, and (ii) are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1
Cooling Off Period for Directors and Section 16 Officers (i.e., Period Between Adoption/Amendment and First Trade Under Plan):	Later of (i) 90 days following Rule 10b5-1 Trading Plan adoption or modification, or (ii) 2 trading days following disclosure in a Form 10-Q or Form 10-K of the Company’s financial results for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified (but not to exceed 120 days after plan adoption or modification)
Cooling Off Period for other Insiders (non‑Directors and non-Section 16 Officers):	30 days following Rule 10b5-1 Trading Plan adoption or modification
Multiple Overlapping Plans:	Not permitted unless approved by the Compliance Officer
Single-Trade Plans:	Permitted once every 12 months
Notification of Adoption, Modification, or Termination for Directors and Section 16 Officers:	Directors and Section 16 Officers must notify the Corporate Legal Team promptly following the adoption, modification, or termination of a Rule 10b5‑1 Trading Plan. In the event of a plan termination, such notice must be provided no later than the last day of the fiscal quarter in which such plan was terminated

7.POST-TERMINATION TRANSACTIONS:
This Policy continues to apply to transactions in Company Securities after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. However, the pre-clearance procedures specified in Section 5.3 will cease to apply to transactions in Company Securities upon termination of service to the Company, unless a former Insider or other individual is otherwise notified by the Compliance Officer, the Legal Counsel, or the Corporate Legal Team.

8.POLICY COMPLIANCE:
Failure to observe the policies and procedures set forth in this Policy could lead to severe adverse consequences for the Company and for you.

•These may include but are not limited to termination of your employment, suspension of trading in Company Securities, and injunctions and civil and criminal sanctions. Regulators have also prosecuted alleged insider trading violations where an employee or other insider of a company has traded in the securities of a related entity, such as an industry peer, based on material nonpublic information learned in connection with their employment or role as an insider of the company. Potential civil and criminal penalties for persons who improperly “tip,” or obtain or use material nonpublic information in connection with a purchase or sale of securities include imprisonment for up to 20 years, civil fines of up to three times the profit gained, or loss avoided by trade, and criminal fines up to $5 million. The Company and/or the supervisors of the person who commits a violation may also be required to pay substantial civil or criminal penalties. Further, any appearance of insider trading impropriety could impair investor confidence in the Company.
•All incidents and actions that are not in line with this Policy must be reported and will be evaluated for further action.
•Company employees who do not adhere to this Policy are subject to disciplinary measures in accordance with the Code of Business Conduct and Ethics, including specific training and up to termination.

All incidents and actions that are not in line with this Policy shall be reported to the Compliance Officer, the Legal Counsel, the Ethics and Compliance Helpline, or otherwise in accordance with the Code of Business Conduct and Ethics. The Compliance Officer shall have the authority to make a determination as to whether the policies and procedures set forth in this Policy have been violated and, if so, the action to be taken by the Company.

9.APPROVED BY:

Approval date	Policy Approver
March 27, 2025	[****]
March 27, 2025	[****]
April 9, 2025	Board of Directors

10.POLICY CONTACT:
[****]

REVISION HISTORY

Revision	Date Revised	Reason Revised
R-A	June 2013
R-B	June 14, 2022	Policy inputted into standard policy template
R-C	April 5, 2023	Various policy updates
R-D	April 9, 2025	Various policy updates